UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2021

Valaris Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-08097	98-1589854
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street
Hamilton, Bermuda, HM 11
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Shares, $0.01 par value per share	VAL	The New York Stock Exchange
Warrants to purchase Common Shares	VAL WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chief Executive Officer Separation

On August 19, 2021, Valaris Limited (the “Company”) announced that, effective as of September 2, 2021, Mr. Thomas Burke, the Company’s President and Chief Executive Officer, will step down from his position as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”). Mr. Burke will remain employed with the Company in a non-executive capacity for a period to assist with transition matters and will continue to serve as a member of the Board of Managers of Saudi Aramco Rowan Offshore Drilling Company (the “ARO Board”), the Company’s 50/50 joint venture with Saudi Aramco. In connection with his separation of employment, Mr. Burke will be entitled to receive the severance benefits set forth in his employment agreement, initially dated as of October 7, 2018, as amended and restated as of the date of approval of the Company’s plan of reorganization. Mr. Burke will also receive an annualized retainer of $150,000 for his service on the ARO Board, which will be paid quarterly in arrears.

Appointment of Interim Chief Executive Officer

On August 18, 2021, the Board appointed Anton Dibowitz as interim President and Chief Executive Officer of the Company, effective as of September 3, 2021. Mr. Dibowitz currently serves as a director on the Board. In connection with Mr. Dibowitz’s appointment, the Board has appointed Elizabeth Leykum to replace Mr. Dibowitz as a member of the Audit Committee of the Board and as a member of the Environmental, Social and Governance Committee of the Board, in each case effective as of Mr. Dibowitz’s appointment.

Prior to joining the Board in July 2021, Mr. Dibowitz, age 49, served as an advisor of Seadrill Limited from November 2020 until March 2021. He also previously served as the Chief Executive Officer of Seadrill Limited from July 2017 until October 2020. Mr. Dibowitz served as Executive Vice President of Seadrill Management Ltd. from June 2016 until July 2017, and as Chief Commercial Officer from January 2013 until June 2016. Mr. Dibowitz has over 20 years of drilling industry experience. Prior to joining Seadrill, Mr. Dibowitz held various positions within tax, process reengineering and marketing at Transocean Ltd. and Ernst & Young LLP. He is a Certified Public Accountant and a graduate of the University of Texas at Austin where he received a Bachelor’s degree in Business Administration, and Master’s degrees in Professional Accounting (MPA) and Business Administration (MBA). Mr. Dibowitz has no familial relationships with any director or other executive officer of the Company.

In connection with his appointment, the Company entered into a letter agreement with Mr. Dibowitz (the “Interim CEO Agreement”). Pursuant to the Interim CEO Agreement, during the period in which Mr. Dibowitz serves as interim Chief Executive Officer, he will receive a base salary at the rate of $71,250 per month and will be eligible to participate in the Company’s annual short-term incentive bonus plan as applicable to other executive officers of the Company with a targeted annualized bonus award equal to 110% of his annual base salary pro-rated for a partial year of service. Mr. Dibowitz will continue to vest in outstanding equity awards granted in connection with his service as a member of the Board but will not receive any additional cash retainers payable to non-employee members of the Board during his period of service as the interim Chief Executive Officer.

Chief Financial Officer Separation

On August 18, 2021, the Company announced that, effective as of September 2, 2021, Jonathan Baksht, the Company’s Executive Vice President and Chief Financial Officer, will step down from his role as Chief Financial Officer of the Company. Mr. Baksht will remain employed with the Company in a non-executive capacity for a period to assist with transition matters. In connection with his separation of employment, Mr. Baksht will receive the severance benefits set forth in the Valaris Executive Severance Plan.

Appointment of Interim Chief Financial Officer

On August 18, 2021, the Board appointed Darin Gibbins to serve as interim Chief Financial Officer of the Company, effective as of September 3, 2021. Mr. Gibbins has served as Vice President, Investor Relations and Treasurer of the Company since June 2020 and has also served as Vice President, Treasurer of the Company from April 2019 through June 2020. Prior to joining the Company, he spent over thirteen years at Rowan Companies plc, beginning in November 2006. At Rowan Companies plc, he most recently served as Vice President, FP&A and Treasurer from February 2017 to April 2019 and Treasurer & Director, Financial Planning from March 2016 through February 2017. Mr. Gibbins also worked as a Senior Consultant at Protiviti Inc. from August 2004 through November 2006. Mr. Gibbins is a graduate of the University of Texas at Austin, where he earned his Bachelor of Business Administration (BBA) in Finance and Accounting. Mr. Gibbins has no familial relationships with any director or other executive officer of the Company.

In connection with his appointment, the Compensation Committee of the Board approved an increase in the monthly base salary of Mr. Gibbins from $21,250 to $31,250, effective September 3, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2021	VALARIS LIMITED

	By:	/s/ Elizabeth Darby
	Name:	Elizabeth Darby
	Title:	Acting General Counsel and Chief
Compliance Officer